Exhibit 10.39

June 3, 2018

John Moriarty

Portola Pharmaceuticals, Inc.

270 East Grand Avenue

South San Francisco, CA 94080

Dear John:

As you know, Portola Pharmaceuticals, Inc. (the "Company") is initiating a search for a new Chief Executive Officer. In order to provide you with enhanced security during this period of time, the Company is offering you the following benefits.

If, during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), your employment is terminated without Cause (as defined in your Executive Severance Benefits Agreement (the "Severance Agreement")), or you resign for Good Reason (as defined in the Severance Agreement), then in addition to the severance benefits set forth in your Severance Agreement, the Company will (subject to the terms and conditions set forth in the Severance Agreement) accelerate the vesting of your equity awards such that you will be deemed vested in such shares that would have vested had you remained employed for one (1) additional year following your last day of employment with the Company.

Additionally, if during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), you decide to resign your employment for any reason, then the Company will forgive any sign on bonus repayment that you may owe to the Company under the terms of your offer letter from the Company dated January 18, 2018 (the "Offer Letter").

We also realize that the commencement of a search for a new CEO may call into question your plans to relocate to the Bay Area. With that in mind we want to confirm that you will remain eligible for the relocation benefits set forth in your Offer Letter. In the alternative, you may decide to have your family remain resident on the East Coast. In that case, the Company will continue to pay for your corporate apartment in the Bay Area, and will also pay your travel/commuting expenses between Connecticut and the Bay Area. To the extent such expenses are subject to taxation, the Company will provide a tax gross up.

Except as set forth herein, the terms and conditions of your employment, as set forth in your Offer Letter and Severance Agreement, shall remain unchanged. The terms set forth herein shall constitute the complete agreement of the parties with respect to such terms, and shall supersede and replace any and all prior agreements or representations made to you concerning the subject matters herein, whether written or oral. This letter agreement cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Company's Board of Directors.

Sincerely,

Hollings Renton, on behalf of the Board of Directors

Understood and Agreed to:

/s/ John Moriarty	June 11,2018
John Moriarty	Date